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                                                                 EXHIBIT (g)(13)


                                 NORTHERN FUNDS

                    ADDENDUM NO. 9 TO THE CUSTODIAN AGREEMENT


                  This Addendum, dated as of the 15th day of September, 1999, is entered into between NORTHERN FUNDS (the "Trust"), a Massachusetts business trust, and THE NORTHERN TRUST COMPANY, an Illinois state bank ("Northern").

                  WHEREAS, the Trust and Northern have entered into a Custodian Agreement dated as of April 1, 1994 as amended by Addendum No. 1 dated November 29, 1994, by Addendum No. 2 dated March 29, 1996, by Addendum No. 3 dated August 7, 1996, by Addendum No. 4 dated August 6, 1996, by Addendum No. 5 dated March 24, 1997, by Addendum No. 6 dated February 12, 1997, by Addendum No. 7 dated November 18, 1997 and by Addendum No. 8 dated December 21, 1998 (the "Custodian Agreement") pursuant to which the Trust has appointed Northern to act as custodian to the Trust for the Money Market Fund, U.S. Government Money Market Fund, Municipal Money Market Fund, U.S. Government Select Money Market Fund, California Municipal Money Market Fund, U.S. Government Fund, Fixed Income Fund, Intermediate Tax-Exempt Fund, Tax-Exempt Fund, Income Equity Fund, Growth Equity Fund, Select Equity Fund, Small Cap Fund, Technology Fund, Stock Index Fund, Florida Intermediate Tax-Exempt Fund, Short-Intermediate U.S. Government Fund, California Intermediate Tax-Exempt Fund, Arizona Tax-Exempt Fund, California Tax-Exempt Fund, Small Cap Index Fund, Mid Cap Growth Fund, High Yield Municipal Fund and the High Yield Fixed Income Fund;

                  WHEREAS, the Trust is establishing the Tax-Exempt Money Market and the Small Cap Growth Funds (the "Funds"), and the Trust desires to retain Northern under the terms of the Custodian Agreement to act as the custodian for the Funds, and Northern is willing to so act; and

                  WHEREAS, the Trust and Northern desire to enter into this Addendum No. 9 to provide compensation for each Fund for uninvested cash balances maintained with Northern under the Custodian Agreement;

                  NOW THEREFORE, the parties hereto, intending to be legally bound, hereby agree as follows:

                  1. Appointment. The Trust hereby appoints Northern custodian to the Trust for the Funds in accordance with the terms set forth in the Custodian Agreement. Northern hereby accepts such appointment and agrees to render the services set forth in the Custodian Agreement for the compensation therein provided.
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                  2.       Capitalized Terms. From and after the date hereof,
                           the term "Funds" as used in the Custodian Agreement shall be deemed to include the Funds. Capitalized terms used herein and not otherwise defined shall have the meanings ascribed to them in the Custodian Agreement.

                  3. Cash Balance Compensation. Northern shall compensate each Fund for uninvested cash balances maintained with Northern at the end of each day ("Cash Balance Compensation") in accordance with this paragraph. Cash Balance Compensation with respect to each Fund's uninvested cash balance shall be determined at the end of each day based on an annual rate equal to 96% of the previous calendar month's average 90-day Treasury bill interest rate. The amount of each Fund's accumulated Cash Balance Compensation shall be paid monthly in the form of reductions to the custody fees otherwise allocable to the Fund under the Custodian Agreement for such month. In the event that a Fund's Cash Balance Compensation for any month exceeds the custody fees payable by the Fund under the Custodian Agreement for such month, the Fund's excess Cash Balance Compensation may be carried forward and credited against future custody fees, provided that no excess Cash Balance Compensation may be carried forward beyond the end of any fiscal year.

                  4. Miscellaneous. The initial term of the Custodian Agreement with respect to the Funds shall continue, unless sooner terminated in accordance with the Custodian Agreement, until March 31, 2000. Except to the extent supplemented hereby, the Custodian Agreement shall remain unchanged and in full force and effect, and is hereby ratified and confirmed in all respects as supplemented hereby.
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                  IN WITNESS WHEREOF, the undersigned have executed this
Addendum as of the date and year first above written.

                  All signatures need not appear on the same copy of this Addendum.


                                            NORTHERN FUNDS


Attest:  /s/ Diane Anderson                 By: /s/ Silas S. Cathcart
        ------------------------                -------------------------------
                                            Title: President
                                                   -----------------------------

                                            THE NORTHERN TRUST COMPANY


Attest: /s/ Diane Anderson                  By: /s/ Archibald E. King
        ------------------------                -------------------------------
                                            Title: Vice President
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